Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF THE AMENDED AND RESTATED CERTIFICATE

OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of The Dun & Bradstreet Corporation (the “Company”) resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation, as amended, of the Company, declaring said amendment to be advisable and directing that the amendment proposed be considered at the next annual meeting of the stockholders of the Company. The proposed amendment adopted by the resolution of the Board of Directors amends the EIGHTH Article of the Company’s Amended and Restated Certificate of Incorporation, as amended, so that, as amended thereby, said Article will read as follows:

EIGHTH: (1) Any action required or permitted to be taken by the holders of the Common Stock of the corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders, except if such action by written consent is taken in accordance with the provisions of this Article Eighth and the corporation’s By-Laws. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock or Series Common Stock, special meetings of stockholders of the corporation may be called only by the Chief Executive Officer of the corporation or by the Board of Directors pursuant to a resolution approved by the Board of Directors, or upon the written request made in accordance with and subject to the corporation’s By-Laws by holders of record of not less than forty percent (40%) of the voting power of all outstanding shares of Common Stock of the corporation.

(2) The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting shall be as fixed by the Board of Directors or as otherwise established under this Article Eighth. Any person other than the corporation seeking to have the stockholders authorize or take corporate action by consent in writing without a meeting shall, by written request addressed to the Secretary of the corporation and delivered to the corporation and signed by holders of record of not less than forty percent (40%) of the voting power of all outstanding shares of Common Stock of the corporation, request (and not subsequently revoke) that a record date be fixed for such purpose.

(3) The request must describe the action that the stockholder proposes to take by written consent and must contain the text of the proposal (including the text of any resolutions to be effected by written consent), an agreement to solicit consents in accordance with paragraph (7) of this Article Eighth, and such other information, representations and agreements then required by the corporation’s By-Laws, as though each stockholder making the request were making a request for a special meeting of stockholders in furtherance of such action, as to such action and as to the stockholder(s) making the request (including the beneficial owners on whose behalf the request is made). Each stockholder submitting the request shall update the information contained in the request as then required by the corporation’s By-Laws as though such stockholder were providing notice of business proposed to be brought before a meeting of stockholders.

(4) In determining whether action by written consent has been requested by the record holders of shares representing in the aggregate at least the requisite percent required by paragraph (2) of this Article Eighth, multiple requests delivered to the Secretary of the corporation will be considered together only if each such request (x) identifies substantially the same proposed action, as determined in good faith by the Board of Directors, and (y) has been dated and delivered to the Secretary of the corporation within sixty (60) days of the earliest dated request. Any requesting stockholder may revoke his, her or its request at any time by written revocation delivered to the Secretary of the corporation at the principal executive offices of the corporation. Any disposition by a requesting stockholder after the date of the request of any shares of Common Stock of the corporation (or of beneficial ownership of such shares by the beneficial owner on whose behalf the request was made) shall be deemed a revocation of the request with respect to such shares, and each requesting stockholder and the applicable beneficial owner shall certify to the Secretary of the corporation on the day prior to the record date set for the action by written consent as to whether any such disposition has occurred. If the unrevoked requests represent in the aggregate less than the requisite percent, the Board of Directors, in its discretion, may cancel the action by written consent.

(5) Following receipt of the request for a record date for action by written consent, the Board of Directors shall promptly, but in all events within ten (10) business days after the date the request by holders of record of not less than forty percent (40%) of the voting power of all outstanding shares of Common Stock of the corporation is received, determine the validity of the request and whether the request relates to an action that may be taken by written consent pursuant to this Article Eighth and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If no record date has been fixed by the Board of Directors within ten (10) business days following the corporation’s receipt of the notice to fix a record date for such purpose, the record date shall be the day on which the first signed consent is delivered to the corporation in the manner described in paragraph (8) of this Article Eighth; except that, if prior action by the Board of Directors is required under the provisions of Delaware law and the Board of Directors determines to take such prior action, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action, and except that no record date shall be set for any action that is not a proper subject for action by written consent pursuant to paragraph (6) of this Article Eighth or for which consents are not to be solicited as provided in paragraph (7) of this Article Eighth.

(6) The Board of Directors shall not be required to set a record date for an action by written consent if: (i) the relevant request does not comply with this Article Eighth or the corporation’s By-Laws; (ii) the request relates to an item of business that is not a proper subject for stockholder action under applicable law; (iii) the request is received by the corporation during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders and ending on the date of the next annual meeting; (iv) an identical or substantially similar item (a “Similar Item”), as determined in good faith by the Board of Directors (and for the purposes of this clause (iv), the election of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors), was presented at a meeting of stockholders held not more than 120 days before the request is received by the Secretary of the corporation; (v) the Board of Directors or the Chief Executive Officer of the corporation has called or calls for an annual or special meeting of stockholders to be held within 90 days after the request is received by the Secretary of the corporation and the business to be conducted at such meeting is a Similar Item, as determined in good faith by the Board of Directors; or (vi) such request was made in a manner that involved a violation of the proxy rules of the Securities and Exchange Commission or other applicable law.

(7) Stockholders may take action by written consent only if consents are solicited pursuant to a consent solicitation conducted pursuant to Regulation 14A of the Exchange Act, without reliance upon the exemption contained in Rule 14a-2(b)(2) of the Exchange Act.

(8) Every consent purporting to take or authorize the taking of corporate action must bear the date of signature of each stockholder who signs the consent, and must be delivered to the corporation or its registered office in the State of Delaware no earlier than fifty (50) days after the record date by hand or by certified or registered mail, return receipt requested. No consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in accordance with the foregoing and not later than one hundred twenty (120) days after the record date, consents signed by a sufficient number of stockholders to take such action are so delivered to the corporation.

(9) In the event of the delivery, in the manner provided by this Article Eighth and applicable law, to the corporation of one or more written consents to take corporate action and/or any related revocation or revocations, the corporation shall appoint one or more Inspectors of Election for the purpose of performing promptly a ministerial review of the validity of the consents and revocations. For the purpose of permitting the Inspectors to perform such review, no action by consent in writing and without a meeting shall be effective until such Inspectors have completed their review, determined that the requisite number of valid and unrevoked consents delivered to the corporation in accordance with this Article Eighth and applicable law have been obtained to authorize or take the action specified in the consents, and certified such determination for entry in the records of the corporation kept for the purpose of recording the proceedings of meetings of stockholders. Nothing contained herein shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any consent or revocation thereof, whether before or after such certification by the Inspectors, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

SECOND: That thereafter, the annual meeting of the stockholders of the Company was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 8th day of May, 2013.

By:	/s/ Kristin R. Kaldor
Authorized Officer

Title:	Assistant Corporate Secretary

Name:	Kristin R. Kaldor
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